Exhibit (a)(5)(B)

Press Release

9000 West 67th Street • Shawnee Mission, KS 66202 Phone: (913) 676-8800 • Fax: (913) 676-9972

FOR IMMEDIATE RELEASE

June 16, 2014

SEABOARD CORPORATION ANNOUNCES

PRELIMINARY RESULTS OF ITS TENDER OFFER

SHAWNEE MISSION, Kansas, June 16, 2014 - Seaboard Corporation (NYSE MKT symbol:  SEB) today announced the preliminary results of its tender offer, which expired at 5:00 p.m., New York City time, on Friday, June 13, 2014.

Based on the preliminary count by Wells Fargo Bank, N.A., the depositary for the tender offer, a total of approximately 15,573 shares of Seaboard Corporation’s common stock were validly tendered and not validly withdrawn at or below the purchase price of $2,950 per share, additionally 2,923 shares were submitted by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count, Seaboard Corporation expects to acquire approximately 18,496 shares of its common stock at a price of $2,950 per share, for an aggregate cost of approximately $54,563,200, excluding fees and expenses relating to the tender offer.  The shares expected to be acquired represent approximately 1.56 percent of the total number of shares of Seaboard Corporation’s common stock issued and outstanding as of June 13, 2014.

The number of shares expected to be purchased in the tender offer is preliminary and subject to change.  The preliminary information contained in this press release is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period.  The final number of shares to be purchased will be announced following the expiration of the guaranteed delivery period and the completion of the confirmation process.  Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.

As noted in the Offer to Purchase relating to the tender offer, Seaboard Corporation may purchase additional shares of its common stock in the future in the open market, subject to market conditions.  Seaboard Corporation may also purchase shares of its common stock in private transactions, tender offers or otherwise.  Under applicable securities laws, however, Seaboard Corporation may not purchase any such shares of its common stock until after June 27, 2014.  Any future purchases of shares by Seaboard Corporation will depend on many factors, including the market price of the shares, the final results of the tender offer, Seaboard Corporation’s business and financial position and general economic and market conditions.

MacKenzie Partners, Inc. is serving as Information Agent for the tender offer.  Stockholders who have questions or would like additional information about the tender offer may contact the Information Agent for the tender offer, MacKenzie Partners Inc., by telephone at:  (212) 929-5500 (collect) or (800) 322-2885 (toll-free), or in writing to 105 Madison Avenue, New York, New York  10016 or tenderoffer@mackenziepartners.com.

About Seaboard Corporation

Seaboard Corporation is a diverse global agribusiness and transportation company.  In the United States, Seaboard is primarily engaged in pork production and processing and ocean transportation.  Overseas, Seaboard is primarily engaged in commodity merchandising, grain processing, sugar production and electric power generation. Seaboard also has an interest in turkey operations in the United States.  For more information on Seaboard Corporation, visit www.seaboardcorp.com.

NOTE:  The statements in this press release that are not historical statements, including statements regarding the number and purchase price of shares expected to be purchased pursuant to the tender offer and regarding future purchases of shares are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements.  Seaboard Corporation’s Form 10-K for the year ended December 31, 2013, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Seaboard Corporation’s business, results of operations and financial condition.  Seaboard Corporation undertakes no obligations to revise or update publicly any forward-looking statements for any reason.  There can be no assurance as to the amount, timing or prices of any future share repurchases.  The specific timing and amount of repurchases may vary based on market conditions and other factors.  Seaboard Corporation’s share repurchase program may be suspended at any time.

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